Exhibit 99.16

Guardian 8 Ramping Production of Pro V2 to Meet Demand

Manufacturing Transitions From Limited Production Runs to 10,000 Unit Build

Manufacturing Transitions From Limited Production Runs to 10,000 Unit Build

SCOTTSDALE, AZ--(Marketwired - Oct 7, 2013) - Guardian 8 Corporation, a provider of enhanced non-lethal [ENL] personal defense devices, today announced that it will be increasing the re-supply of its Pro V2 inventory following a successful industry conference in Chicago. The ASIS conference is held annually and represents the largest conference of its kind for the security industry. In March of this year Guardian 8 launched its maiden product, the G8 Pro V2, which is the first in a new category of security products called enhanced non-lethals (ENL). Guardian 8 Corporation is the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH).

The product is being eagerly accepted by Fortune 100 companies establishing workplace violence response plans, as well as by hospitals and contracted security service providers. "Our attendance at ASIS delivered the results we were looking for by generating over 200 qualified prospects from North America, Latin America, Africa, Israel and Asia." said Steve Cochennet, CEO of Guardian 8. He continued by saying "We have depleted our second batch of Pro V2 product and it's obvious to us that we will need to increase production volumes as we begin marketing to school administrators and campus safety officials." Guardian 8 has an open production order for 10,000 units to be made over the next 6 months.

The G8 Pro V2 fully integrates several non-lethal technologies and a communications platform to provide a safer personal defense solution. It provides a layered defense including a red laser spotter, siren, strobe light, O.C. pepper spray, camera with voice and video auto-record functionality, push-to-talk communications capabilities.

The cost of the Pro V2 unit is advertised on the company website at $279 per unit and accessories are also available. For full details on product and pricing, visit the Guardian 8 website.

About Guardian 8

Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Ariz.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the ASIS show; actual acceptance of Guardian 8's products by Fortune 100 companies; size of orders received for Guardian 8's products; Guardian 8′s and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Acorn Management Partners
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